Exhibit 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TRADESTATION GROUP, INC.

ARTICLE I

The name of this corporation is TradeStation Group, Inc. (the “Corporation”).

ARTICLE II

The principal office and mailing address of the Corporation are:

8050 S.W. 10th Street
Suite 4000
Plantation, Florida 33324

ARTICLE III

The purpose for which the Corporation is organized is to carry on and transact and to engage in any and all lawful acts, activities and/or businesses for which corporations may be organized under the Florida Business Corporation Act (the “FBCA”), including any amendments thereto.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 775,000,000, consisting of (i) 750,000,000 shares of common stock, par value $0.01 per share (the “Common Shares”), and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). The number of authorized Common Shares or Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon subject to the provisions of Section 607.1004 of the FBCA (or any successor provision thereto), and no vote of the holders of any of the Common Shares or the Preferred Shares voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to Section 607.1004 of the FBCA or these Amended and Restated Articles of Incorporation of the Corporation (including any resolution or resolutions relating to any series of Preferred Shares) (as the same may be amended and/or restated from time to time, the “Restated Articles”).

A.          Common Shares.

1.        Voting Rights. Except as otherwise provided in the Restated Articles or the FBCA, each Common Share shall entitle the holder thereof to one (1) vote in any matter submitted to a vote of shareholders of the Corporation generally. Except as otherwise required by law, holders of Common Shares shall not be entitled to vote on any amendment to the Restated Articles that relates solely to the terms of one or more outstanding series of Preferred Shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Articles or pursuant to the FBCA.

2.        Dividends and Distributions. Subject to the express terms of the Preferred Shares or any class or series of stock having a preference over or the right to participate with the Common Shares outstanding from time to time, the holders of Common Shares shall be entitled to receive such dividends and distributions as may from time to time be declared by the board of directors (“Board of Directors”), including, upon liquidation, dissolution or winding up of the affairs of the Corporation, the net assets of the Corporation after payment or provision for payment of the debts and other liabilities of the Corporation ratably in proportion to the number of shares held by them.

B.         Preferred Shares. Subject to the terms contained in any resolution or resolutions designating a series of Preferred Shares, the Board of Directors is expressly authorized, at any time and from time to time, to issue Preferred Shares in one or more classes and/or series, and for such consideration as the Board of Directors may determine and to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Shares of the Corporation or any series of any class of Preferred Shares:

1.        the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

2.        whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

3.        the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative and if interest thereon shall be payable, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation such dividends shall bear to the dividends payable on any shares of stock of any class or other series of the same class;

4.        whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, prices and other conditions of such redemption;

5.        the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

6.        whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7.        whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8.        the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares or stock of any class or any other series of the same class;

9.        the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

10.       the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Shares as to the payment of dividends, the distribution of assets and all other matters; and

11.       any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Restated Articles, to the full extent permitted in accordance with the laws of the State of Florida.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

A.           At any time when beneficial shareholders (as defined in Section 607.1401 of the FBCA) are certain Affiliates (as defined in Article IX, Section (F)) of Monex Group, Inc. (such Affiliates and Monex Group, Inc., and their respective successors and assigns (other than the Corporation and its subsidiaries), collectively, “Monex”) owning, in the aggregate, at least 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents, setting forth the action so taken, shall be signed (i) by or on behalf of Monex and (ii) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the FBCA. At any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of shareholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Shares, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable resolution or resolutions designating such series of Preferred Shares.

B.           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Shares, special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chair of the Board of Directors; provided, however, that at any time when Monex as beneficial shareholders own, in the aggregate, at least 50% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the shareholders of the Corporation for any purpose or purposes may also be called by or at the direction of the Board of Directors or the Chair of the Board of Directors at the request of Monex.

C.           An annual meeting of shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE VI

A.           In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Monex may serve as directors, officers or agents of the Corporation or certain of its Affiliates, (ii) Monex and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees or officers of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Monex, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.

B.           None of (i) Monex or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in the immediately preceding clauses (i) and (ii) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article VI. Subject to said Section (C) of this Article VI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a shareholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

C.           Notwithstanding the foregoing provisions of this Article VI, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article VI shall not apply to any such corporate opportunity.

D.            In addition to and notwithstanding the foregoing provisions of this Article VI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Affiliates, if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.           For purposes of this Article VI, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.            For the purposes of this Article VI, (i) “Monex” means Monex Group, Inc. and (ii) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (F) of Article VI or Section (F) of Article IX, as applicable, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

G.           To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

ARTICLE VII

If any provision or provisions of the Restated Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Restated Articles (including, without limitation, each portion of any paragraph of the Restated Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of the Restated Articles (including, without limitation, each such portion of any paragraph of the Restated Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE VIII

Notwithstanding any provisions of these Restated Articles to the contrary and any provisions of the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) of the Corporation, at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any greater or additional vote required by applicable law or the Restated Articles, the following provisions in the Restated Articles may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VIII, Article XI and Article XII of these Restated Articles.

ARTICLE IX

A.           Except as otherwise provided in the Restated Articles or the FBCA, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any resolution or resolutions with respect to any series of Preferred Shares) and this Article IX relating to the rights of the holders of any series of Preferred Shares to elect additional directors, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The current directors shall serve for a term expiring on the date of the first annual meeting of shareholders following the date the Common Shares are first publically traded after the date of the Restated Articles (the “Listing Date”). At each annual meeting of shareholders commencing with the first annual meeting following the Listing Date, the directors shall be elected until the next annual meeting of shareholders following their election. Any such director shall hold office until such next annual meeting and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

B.           Subject to the rights granted to the holders of any one or more series of Preferred Shares then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the shareholder. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

C.           Any or all of the directors (other than the directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.           Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.            During any period when the holders of any series of Preferred Shares, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of the Restated Articles (including any resolution or resolutions designating any series of Preferred Shares) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Shares, voting separately as a series or together with one or more other such series, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Shares having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

F.            For purposes of this Article IX, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) an action asserting a claim arising pursuant to any provision of the FBCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Florida, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action is brought by any party against another party relating to or arising out of these Restated Articles, or the enforcement hereof, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, including at all appellate levels. For purposes of this Article X, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the Corporation and any other parties asserting a claim as set forth in this Article X, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding.

The provisions of this Article X shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Article X.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by the laws of Florida, each of the Board of Directors and shareholders is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of-the State of Florida or with the Restated Articles. Notwithstanding any provision of law that might otherwise permit a lesser vote of the shareholders, at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any greater or additional vote of the holders of any class or series of stock of the Corporation required herein (including any resolution or resolutions designating any series of Preferred Shares), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the shareholders of the Corporation to alter, amend, rescind or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XII

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, taking into account Article VI in determining the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the FBCA, as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director had reasonable cause to believe the director’s conduct was lawful or had no reasonable cause to believe the director’s conduct was unlawful, or (v) for any transaction from which the director derived an improper personal benefit.

If the FBCA hereafter is amended or interpreted to authorize the further elimination or limitation of the liability of directors, then the liability of the Corporation’s directors shall be eliminated or limited to the full extent authorized by the FBCA, as so amended or interpreted.

The Corporation shall indemnify any officer or director, or any former officer or director, of the Corporation to the fullest extent permitted by law.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed these Restated Articles as [●] as of the ___ day of [●], 2021.

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